Exhibit 99.1

MVC CAPITAL AND WYNNEFIELD CAPITAL REACH AGREEMENT
ON BOARD NOMINATIONS FOR JULY 15TH ANNUAL MEETING

Purchase, N.Y., May 27, 2020 – MVC Capital, Inc. (NYSE: MVC) (the “Company” or “MVC”) and Wynnefield Capital (“Wynnefield”) today announced an agreement (the “Agreement”) under which six of MVC’s current directors and three independent director candidates proposed by Wynnefield will be nominated by MVC’s Board for election at the Company’s 2020 Annual Meeting of Stockholders, currently scheduled for July 15, 2020 (“the “Annual Meeting”).

The Board will remain at its current size of nine directors. The six current directors to be nominated for reelection include Philip Goldstein, Gerald Hellerman, Douglas Kass, Robert Knapp, Scott Krase and Chairman Michael Tokarz. Current directors Emilio Dominianni, Warren Holtsberg and William Taylor will not stand for reelection. The three new nominees standing for election are Ron Avni, John Chapman and Arthur Lipson, who were previously nominated by Wynnefield.

A committee comprised of Chairman Tokarz and two independent Board members, Robert Knapp and Scott Krase, will continue to explore strategic alternatives and other value enhancing opportunities. There will be no changes to the Company’s current management agreement with The Tokarz Group Advisers LLC prior to the Annual Meeting.

Michael Tokarz, Chairman and Portfolio Manager of MVC Capital, said, “We believe the three new director nominees will make valuable contributions to the Board and thank Wynnefield for introducing us to them. MVC has recently taken actions to successfully transition to primarily yielding investments and I look forward to continuing to work with the Board to ensure MVC is on the right path for long term stockholder value creation.”

Mr. Tokarz continued, “On behalf of the Board, I thank Emilio Dominianni, Warren Holtsberg and William Taylor for their service and dedication to the Board and MVC. They have made numerous contributions to MVC during their tenures for which we are grateful.”

Nelson Obus, President of Wynnefield Capital, said, “We are pleased that MVC will support the nominations of Ron Avni, John Chapman and Arthur Lipson, for election to the Company’s Board at the upcoming Annual Meeting. Each of these individuals is highly experienced and qualified to serve the best interests of MVC’s stockholders. I am confident that they will work diligently and collaboratively with their Board colleagues to position MVC for success.”

Mr. Obus continued, “We thank Chairman Michael Tokarz, and MVC’s independent directors, for facilitating today’s settlement.  While I may have had differences of opinion in regard to MVC’s business decisions, personal accusations were not intended. I have always felt Michael to be a man of integrity and appreciate his commitment to acting in the best interest of MVC and all its stockholders.  I look forward to maintaining constructive dialogue with Michael, along with the Board and the management team to achieve our collective goal of value creation for stockholders.”

Wynnefield Capital is a long term stockholder of MVC, with beneficial ownership of approximately 8.5% of MVC’s outstanding common stock.

The agreement between MVC and Wynnefield, which contains certain customary standstill, voting, and other provisions, will be filed with the Securities and Exchange Commission (SEC).

Kramer Levin Naftalis & Frankel LLP provided legal counsel to MVC Capital. Kane Kessler, P.C. provided legal counsel to Wynnefield Capital.

About Ron Avni

-	20 years of extensive financial, operational and investment management experience.

-	Track record of successfully creating shareholder value within distressed companies and transforming these companies in collaboration with key stakeholders.

-	Adviser to companies on investment and business strategies.

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Served as a portfolio manager at QVT Financial LP, a multi-billion-dollar investment firm where, among other things, he led investment activities in closed-end fund arbitrage and related special situations globally.

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Served as senior quantitative analyst and trader at Weiss Asset Management, where he developed quantitative trading methodologies and software as well as managed a broad array of the firm’s business operations.

-	CFA® Charterholder. Received an AB in Physics, magna cum laude, from Harvard University and is enrolled in a PhD program at the University of Texas at Austin.

About John Chapman

-	Specializes in representing shareholder interests in connection with the operation and management of investment funds and ancillary assets.

-	Unique skillset, insights and qualifications to serve as a member of MVC’s Board and any of its committees.

-	Extensive legal, financial analysis and corporate governance expertise.

-	Served as the chairman, executive director, or non-executive director of a number of public companies, both domestically and globally.

-	CFA® Charterholder and member of the New York State Bar Association. Received a B.A. from Bates College and a Juris Doctorate from The University of Texas.

About Arthur Lipson

-	Served as the managing member of Western Investment LLC, specializing in investing undervalued companies, particularly closed-end funds.

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Served as a director of Pioneer Municipal and Equity Income Trust, during which time he oversaw the elimination of a steep discount to PBF’s net asset value and the merger of PBF into Pioneer Tax Free Income Fund, an open end fund.

-	Previously headed all fixed income research for Lehman Brothers and Paine Weber, and is credited as the creator of the Kuhn Loeb Bond Indices, now known as the Bloomberg Barclay Indices.

-	Long-term shareholder of MVC.

About MVC Capital, Inc.
MVC Capital (MVC) is a business development company traded on the New York Stock Exchange that provides long-term debt and equity investment capital to fund growth, acquisitions and recapitalizations of companies in a variety of industries. For additional information about MVC, please visit MVC's website at www.mvccapital.com.

About Wynnefield Capital, Inc.

Established in 1992, Wynnefield Capital, Inc. is a value investor specializing in U.S. small cap situations that have company or industry specific catalysts.

Safe Harbor Statement and Other Disclosures

Statements included herein may constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts, regarding management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. These statements are evidenced by terms such as “may,” “will,” “believe,” “intend,” “expect,” “estimate” and similar expressions. Examples of forward-looking statements include, among others, statements made herein regarding the strategic direction of the Company. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission (the “SEC”). For a discussion of the risks and uncertainties involved, see the section of the periodic reports that the Company files with the SEC entitled “Risk Factors.” The Company undertakes no duty to update any forward-looking statement made herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. All forward-looking statements speak only as of the date of this press release.

MVC Contacts:

Investors:
Jackie Rothchild
MVC Capital
914.510.9400

Media:
Jeffrey Goldberger / Allison Soss
KCSA Strategic Communications
212.896.1249 / 212.896.1267

or

Matt Sherman / Andy Brimmer / Joseph Sala
Joele Frank, Wilkinson Brimmer Katcher
212.355.4449

Wynnefield Media Contact:

Daniel Yunger / Mark Semer
Kekst CNC
212.521.4800
daniel.yunger@kekstcnc.com / mark.semer@kekstcnc.com